FOR IMMEDIATE RELEASE

CONTACT:	W. SWOPE MONTGOMERY JR.
(336) 869-9200
Chief Executive Officer
Bank of North Carolina

FOR IMMEDIATE RELEASE

Sept. 22, 2009

Bank of North Carolina Promotes Richard D. Callicutt II to President

HIGH POINT– The Board of Directors of the Bank of North Carolina has named Richard D. Callicutt II President and Chief Operating Officer, effective Oct. 1.

Callicutt, who has been with Bank of North Carolina since its inception in 1991, currently serves as the Bank’s Executive Vice President and Chief Operating Officer.

As President, Callicutt will oversee the day-to-day operations of the Thomasville-based Bank, including retail banking, commercial banking, branch administration and mortgage functions.

W. Swope Montgomery Jr., who is currently Bank of North Carolina’s President and Chief Executive Officer, will continue in his role as Chief Executive Officer of Bank of North Carolina and as President and Chief Executive Officer of the Bank’s parent company, BNC Bancorp.

“Rick’s elevation to this role is part of our succession plan and is in recognition of his 18 years of hard work and dedication to Bank of North Carolina,” Montgomery said. “This decision also reflects the confidence that the board and management have in Rick’s leadership abilities.”

“With his intellect, communication skills and his keen understanding of business and markets, Rick has long served as a key leader of our Bank and earned the trust of our associates,” said Thomas R. Sloan, Chairman of the BNC Bancorp Board of Directors. “We are proud to see him assume this new title and its responsibilities.”

Callicutt, who is in his 29th year of banking, joined Bank of North Carolina as Senior Vice President and Senior Lender in 1991 when the organization was first established in Thomasville with 14 employees and $4.2 million in assets.

Today, Bank of North Carolina has 17 branches throughout central North Carolina, 264 employees and $1.67 billion in assets.

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Bank of North Carolina
Richard D. Callicutt II Press Release
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“The success I have enjoyed at Bank of North Carolina is a direct tribute to the exceptional staff and senior management of the Company,” Callicutt said.  “I’m proud to be a member of a great team of people who are truly dedicated to growing our Bank and to supporting the many communities we serve.  We have a bright future, and I look forward to providing leadership and support to foster the continued success of our Company.”

A native of Davidson County and a graduate of High Point University, Callicutt is married to the former Johnia Johnson with whom he has three daughters: Lindsay, Erin and Courtney. Callicutt, who played basketball and ran track at High Point University, has continued his interest in athletics as a coach for the girl’s AAU program for the past nine years.

BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol “BNCN,” (Nasdaq: BNCN).

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